Exhibit 10.16

August 2, 2005

GOLDMAN SACHS CREDIT PARTNERS L.P.,

GOLDMAN SACHS INTERNATIONAL,

GSC CAPITAL CORP. LOAN FUNDING 2005-1

GSCP (NJ), L.P.

and

GSC CAPITAL CORP. TRS HOLDINGS, INC.

AMENDED AND RESTATED WAREHOUSE
AGREEMENT

AMENDED AND RESTATED WAREHOUSE AGREEMENT dated as of August 2, 2005 (this Agreement), between Goldman Sachs Credit Partners L.P. (GSCP), Goldman Sachs International (GSI and, together with GSCP, Goldman Sachs), GSCP (NJ), L.P. (GSC), GSC Capital Corp. Loan Funding 2005-1 (the Issuer), and GSC Capital Corp. TRS Holdings, Inc. (GSCC). The obligations of Goldman Sachs hereunder shall be subject to Section 19.

RECITALS

WHEREAS, pursuant to an engagement letter dated as of July 22, 2005 (the Engagement Letter), between Goldman, Sachs & Co. and GSCC, GSCC engaged Goldman, Sachs & Co. to act as structuring agent, initial purchaser and/or placement agent with respect to, among other things, (a) the structuring of several classes of notes (the Notes) and subordinated securities (the Subordinated Securities and, collectively with the Notes, the Offered Securities) to be issued by the Issuer and (b) the marketing, purchase and/or placement of the Offered Securities;

WHEREAS GSCP, GSI, the Issuer and GSCC have previously entered into the Warehouse Agreement dated July 22, 2005 (Original Warehouse Agreement) and desire to amend and restate the Original Warehouse Agreement to reflect the inclusion of Bonds in the Warehouse Portfolio (as defined herein) and to join GSC as a party;

WHEREAS, the Offered Securities are to be offered and sold (the Offering) by the Issuer in a transaction (the Transaction) exempt from the registration requirements of the Securities Act of 1933, as amended;

WHEREAS, the Offered Securities (other than the Subordinated Securities) will be secured by a portfolio of Collateral Debt Obligations (as defined herein) and certain other investments and assets;

WHEREAS, GSC acts as the manager with respect to GSCC, and GSCC and the Issuer desire to have GSC act as collateral manager to the Issuer with respect to the Warehouse Portfolio in accordance with Section 18 hereof (GSC, in such capacity, the Collateral Manager);

WHEREAS, in order to facilitate the Issuer’s acquisition of Loans (as defined herein) under this Agreement, GSCP has agreed pursuant to the Master Participation Agreement dated July 22, 2005 (as amended from time to time, the Participation Agreement), between the Issuer and GSCP, to acquire a 100% participation interest (each, a Participation Interest) in each Loan acquired by the Issuer hereunder, all on the terms and conditions set forth herein and the Participation Agreement; and

WHEREAS, in order to facilitate the Issuer’s acquisition of Bonds (as defined herein) on the Closing Date (as defined herein), GSI has agreed pursuant to the Forward Purchase Agreement dated as of the date hereof (as amended from time to time, the Forward Purchase Agreement), between the Issuer and GSI, to acquire the Bonds to be included in the Warehouse Portfolio, all on the terms and conditions set forth herein and the Forward Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree to amend and restate the Original Warehouse Agreement in its entirety as follows:

Definitions

1. Capitalized terms used in this Agreement have the respective meanings given to such terms (i) in this Section, (ii) if not defined in this Section, elsewhere in this Agreement (including the Annexes hereto) or (iii) if not defined in this Agreement, in the Engagement Letter.

Accrual Period means, with respect to each Payment Date, the period from (and including) the immediately preceding Payment Date (or July 22, 2005, with respect to the initial Accrual Period) to (but excluding) such current Payment Date.

Accumulation Period means the period commencing on July 22, 2005 (in the case of Loans) and the date hereof (in the case of Bonds) and ending on, but excluding, the earlier of (a) the date occurring three Business Days prior to the Closing Date and (b) the Termination Date.

Adjusted Purchase Price means, with respect to any Collateral Debt Obligation purchased by a Purchaser and any date of determination, a price equal to (a) the Gross Purchase Price of such Collateral Debt Obligation plus (b) in the case of a Revolving Loan or Delayed Drawdown Security, the aggregate principal amount of any additional loans actually made to the borrower by the Issuer (and funded by GSCP pursuant to the Participation Agreement) in accordance with the terms of such Revolving Loan or Delayed Drawdown Security during the period from (but excluding) the date of purchase of such Revolving Loan or Delayed Drawdown Security to (and including) such date of determination minus (c) the aggregate amount of Purchased Accrued Interest actually received by the Purchasers on or prior to such date of determination or receivable by the Purchasers in respect of any record date occurring on or prior to such date of determination minus (d) the aggregate amount of all distributions of principal of such Collateral Debt Obligation actually received by the Purchasers on or prior to such date of determination or receivable by the Purchasers in respect of any record date occurring on or prior to such date of determination plus (e) unpaid interest on such Collateral Debt Obligation accrued during the Carry Period therefor on or prior to such date of determination; provided that, solely for the purposes of determining Realized Gain and Realized Loss, if the Market Value of such Collateral Debt Obligation is calculated without accrued interest on such Collateral Debt Obligation, then clause (e) of this definition shall not apply in calculating the Adjusted Purchase Price of such Collateral Debt Obligation.

Affiliate means, in relation to any specified Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer, member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above; provided that neither Maples Finance Limited nor any Person to which Maples Finance Limited provides administrative services shall be an Affiliate of the Issuer. For the purposes of this definition, control of a Person means the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Agent means, with respect to any Collateral Debt Obligation, the administrative agent or other Person acting in a similar capacity with respect to such Collateral Debt Obligation, if any, under the applicable Underlying Instruments.

Applicable Spread means 0.45% .

Banking Day means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London.

Business Day means any day (a) that is a trading day on the New York Stock Exchange and (b) that is also a Banking Day.

Carry Period means, with respect to any Collateral Debt Obligation at any time constituting part of the Warehouse Portfolio, the period commencing on (and including) the settlement date for the purchase of such Collateral Debt Obligation and ending on (and excluding) the earlier of (a) if the Closing Date occurs on or prior to the Target Date, the Closing Date and (b) the settlement date for the sale or other liquidation of such Collateral Debt Obligation (or, if applicable, the date on which the Market Value of such Collateral Debt Obligation is determined pursuant to clause (b) of the definition of “Market Value”) in connection with a Realization Event.

Clean Purchase Price means, with respect to any Collateral Debt Obligation purchased by the Issuer hereunder and any date of determination, (a) the purchase price (including any fees and out-of-pocket expenses charged to or payable by the

Issuer, Goldman Sachs or the Collateral Manager that are incidental to the purchase of such Collateral Debt Obligation by the Issuer hereunder, minus any up front fees paid or owing to the Issuer or Goldman Sachs in connection with such purchase, but excluding any amounts attributable to Purchased Accrued Interest) of such Collateral Debt Obligation (expressed as a dollar amount) plus (b) in the case of a Revolving Loan or Delayed Drawdown Security, the aggregate principal amount of any additional loans actually made to the borrower by the Issuer (and funded by GSCP pursuant to the Participation Agreement) in accordance with the terms thereof during the period from (but excluding) the date of purchase of such Revolving Loan or Delayed Drawdown Security to (and including) such date of determination minus (c) the aggregate amount of all distributions of principal of such Collateral Debt Obligation, if any, actually received by the Purchasers at or prior to such date of determination or receivable by the Purchasers in respect of any record date occurring on or prior to such date of determination.

Closing Date means the date on which the Offered Securities are issued.

Collateral Manager Event means any of the following events:

(a)	the Collateral Manager or GSCC shall intentionally fail to perform any of its material obligations under, or shall intentionally breach any material provision of, this Agreement or the Engagement Letter;

(b)	the Collateral Manager or GSCC shall fail to perform any of its material obligations under, or shall breach any material provision of, this Agreement or the Engagement Letter; or

(c)	the occurrence of an adjudicated act by the Collateral Manager or GSCC that constitutes fraud, misappropriation or embezzlement; or any director, officer or management-level employee of the Collateral Manager having direct responsibilities over the Issuer’s investment activities is indicted for a felony related to its activities in any investment advisory or other asset management business;

provided that none of the foregoing events shall constitute a “Collateral Manager Event” for purposes of this definition unless and until the earlier of (A) actual knowledge thereof by the Collateral Manager (who will provide notice thereof to Goldman Sachs) or (B) notice of such event has been given by Goldman Sachs to the Collateral Manager and GSCC, in each case, on or prior to the Target Date; provided further that such event, if remediable and not of the type described in clause (a) of this definition, shall not constitute a “Collateral Manager Event” unless such event shall have continued for a period equal to 10 Business Days following the earlier to occur of the dates described in clause (A) and clause (B) of this definition.

Commitment Amount means, with respect to a Revolving Loan or Delayed Drawdown Security, the maximum aggregate principal amount (whether at the time funded or unfunded) of loans that the holder thereof could be required to make to the borrower in accordance with the terms thereof.

Controlling Party means, with respect to any Collateral Debt Obligation that becomes subject to a proposed sale pursuant to Section 4(a)(ii) or Section 4(b)(ii) (a Sale Security):

(i)	if (a) no Collateral Manager Event shall have occurred and be continuing, (b) no Material Adverse Change within the meaning of clause (b) of the definition thereof has occurred and is continuing, (c) the Collateral Manager has not become unable to perform an orderly liquidation of the Warehouse Portfolio pursuant to Section 4 and (d) both before and after giving effect to such proposed sale, the Net Loss Amount is not in excess of 7.5% of the then-current Warehouse Usage (provided that such excess shall be deemed to be reduced dollar-for-dollar by any cash collateral posted to Goldman Sachs by GSCC pursuant to Section 2(n)(ii)), the Collateral Manager; and

(ii)	otherwise, Goldman Sachs or, with the express written consent of Goldman Sachs and GSCC (to the extent of such consent), the Collateral Manager.

Dealer means, with respect to any Collateral Debt Obligation, an established participant (that is a “qualified institutional buyer” within the meaning of Rule 144A) in the market for broadly-syndicated or middle-market loans and shall include the applicable Agent, if any.

Defaulted Security means, any Collateral Debt Obligation as to which (a) there has occurred a default as to the payment of principal and/or interest (subject to any notice requirement or grace period), (b) there has occurred a default with respect to such Collateral Debt Obligation and the holders thereof have accelerated the maturity of all or a portion of such Collateral Debt Obligation, (c) there has occurred a default, of which the Collateral Manager has actual knowledge, as to the payment of principal and/or interest on any other material obligation of any obligor on such Collateral Debt Obligation which other obligation is senior or pari passu in right of payment to such Collateral Debt Obligation (subject to any notice requirement or grace period set forth in the underlying instruments relating to such other obligation), (d) the rating of such Collateral Debt Obligation from Standard & Poor’s is “SD” or “D” or was “SD” or “D” when such rating was withdrawn by Standard & Poor’s, (e) an Insolvency Event has occurred with respect to any obligor on such Collateral Debt Obligation, or (f) there has been proposed or effected any distressed exchange or other debt restructuring that either (i) amounts to a diminished financial obligation or (ii) has the sole purpose of enabling the obligor to avoid a default; provided that, in each case, such Collateral Debt Obligation will only constitute a “Defaulted Security” for so long as such default or other event has not been cured or waived.

Eligibility Criteria has the meaning assigned to such term in Annex A attached hereto.

Excess Spread means, with respect to each Payment Date, the excess, if any, of (a) all Interest Distributions received by Goldman Sachs prior to such Payment Date over (b) the sum of (i) the aggregate Financing Costs with respect to such Payment Date and each prior Payment Date, (ii) any administrative expenses paid by Goldman Sachs for the account of the Issuer in respect of Loans and the out of pocket expenses of GSI in respect of the purchase and sale of Bonds and, in each case, not previously reimbursed to Goldman Sachs and (iii) all amounts paid to GSCC on prior Payment Dates in respect of Excess Spread pursuant to Section 2(m) hereof.

Financing Cost means, with respect to each Payment Date, an amount determined by (a) calculating, for each day (each, an “accrual date”) during the related Accrual Period, the result of (i) an amount equal to (x) the Warehouse Usage as of such accrual date less (y) the Unfunded Amount of all Revolving Loans and Delayed Drawdown Securities as of such accrual date less (z) the aggregate amount of collateral then-posted to Goldman Sachs by GSCC pursuant to Sections 2(n)(i) and 2(n)(ii), multiplied by (ii) LIBOR for such related Accrual Period plus the Applicable Spread divided by (iii) 360 and (b) calculating the sum of the results calculated pursuant to clause (a).

Funded Amount means, with respect to a Revolving Loan or Delayed Drawdown Security and any date of determination, the aggregate outstanding principal amount of loans made thereunder by the Issuer (and funded by GSCP pursuant to the Participation Agreement) as of such date of determination.

Gross Purchase Price means, with respect to any Collateral Debt Obligation, the purchase price (including any amounts attributable to Purchased Accrued Interest and any reasonable fees and out-of-pocket expenses charged to or payable by the Issuer, Goldman Sachs or the Collateral Manager that are incurred directly in connection with the purchase of such Collateral Debt Obligation by the applicable Purchaser, minus any up front fees paid or owing to the Issuer or Goldman Sachs in connection with such purchase) of such Collateral Debt Obligation; provided that, in the case of a Revolving Loan or Delayed Drawdown Security, “Gross Purchase Price” shall exclude the aggregate principal amount of any additional loans actually made to the borrower by the Issuer (and funded by GSCP pursuant to the Participation Agreement) in accordance with the terms thereof at any time after the date of purchase of such Revolving Loan or Delayed Drawdown Security.

Ineligible Security means, as determined by the Collateral Manager (with the approval of Goldman Sachs), any Collateral Debt Obligation in the Warehouse Portfolio that, during the related Carry Period, becomes ineligible for inclusion in the Transaction on the Closing Date as a result of (i) the failure of such Collateral Debt Obligation to conform to the investment criteria established by the Rating Agencies as applicable to the Transaction or (ii) a change in the investment criteria established by the Rating Agencies as applicable to the Transaction; provided that Goldman Sachs, the Collateral Manager and GSCC may by mutual consent in writing elect not to treat as an “Ineligible Security” any Collateral Debt Obligation that would otherwise meet the foregoing definition.

Insolvency Event means, with respect to any Person, such Person (1) shall be dissolved or liquidated; (2) shall become insolvent or unable to pay its debts as they become due; (3) shall make a general assignment, arrangement or composition with or for the benefit of its creditors; (4) shall institute or have instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) shall have a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) shall seek or become subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its property; (7) shall have a secured party take possession of all or substantially all its property or have a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its property and such secured party shall maintain possession for, or any such process is not dismissed, discharged, stayed or restrained within, 30 days thereafter; or (8) shall cause or become subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive).

Interest Distributions means all cash, securities or other property distributed in connection with the Collateral Debt Obligations, including without limitation distributions in respect of interest, fees (including commitment fees), costs and expenses (other than payments of (x) principal, (y) Purchased Accrued Interest and (z) up front fees included in the calculation of the Gross Purchase Price with respect to any Collateral Debt Obligation).

Issuer Documentation means, collectively, the documentation related to the offering, placement, issuance or sale of any of the Offered Securities (including any indenture).

LIBOR means, for each Accrual Period, the offered rate, as determined by Goldman Sachs, for dollar deposits in Europe of one month that appears on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying comparable rates) as of 11:00 a.m. (New York time) on the date two Banking Days prior to the first day of such Accrual Period.

Market Value means, with respect to any Collateral Debt Obligation, an amount equal to either:

(a)	if an actual sale or other liquidation of such Collateral Debt Obligation has occurred to any Person (other than a sale (or retention in the case of Bonds) directly by Goldman Sachs as Controlling Party to itself or any of its Affiliates pursuant to Section 4(c)(ii)) pursuant to Section 4(c) at the time the Market Value is determined, the net proceeds (after deducting all reasonable out-of-pocket costs, fees and expenses incurred in connection therewith) received by the Issuer from such sale or other liquidation of such Collateral Debt Obligation; or

(b)	otherwise:

(i)	the mean of bid and ask prices for such Collateral Debt Obligation as reported by the Loan Pricing Corporation or, if no such prices are available through the Loan Pricing Corporation, LoanX, Inc.; or

(ii)	if prices referred to in clause (i) are not available or Goldman Sachs, GSC or GSCC reasonably requests a calculation of Market Value by the method set forth in this clause (ii) instead of clause (i), the arithmetic average of the bids obtained from at least two Dealers selected by mutual agreement of Goldman Sachs and the Collateral Manager for firm commitments to purchase such Collateral Debt Obligation (in each case, exclusive of accrued interest and fees unless bids for such type of Collateral Debt Obligation are customarily quoted inclusive of accrued interest, but after deducting all reasonable costs, fees and expenses that Goldman Sachs estimates in good faith would be incurred in connection with any actual sale of such Collateral Debt Obligation); provided that if Goldman Sachs and the Collateral Manager fail to agree on the selection of at least two Dealers, each of Goldman Sachs and the Collateral Manager may nominate up to two Dealers to make firm commitment bids to purchase such

Collateral Debt Obligations (other than Goldman Sachs, the Collateral Manager or any of their respective Affiliates) and the Market Value of such Collateral Debt Obligation shall be an amount equal to the arithmetic average of the bids so obtained from such Dealers; provided further that if a firm commitment bid is obtained with respect to any Collateral Debt Obligation from the applicable Agent and the bid of such Agent for such Collateral Debt Obligation is in excess of the arithmetic average of the bids obtained from other Dealers as described above in this clause (ii), “Market Value” shall mean the bid obtained from such Agent; provided finally that, notwithstanding the foregoing, for the purposes of Section 4(c)(ii), the Market Value shall be the highest bid obtained by Goldman Sachs as Controlling Party in accordance therewith.

Any determination of the Market Value of a Collateral Debt Obligation (including any determination of any cost, fee or expense that would be incurred in consideration of a sale thereof) made in the manner described above shall be conclusive, absent manifest error. The Market Value of a Collateral Debt Obligation determined pursuant to clause (b) above, if quoted as a percentage of par, shall be (A) in the case of a Collateral Debt Obligation (other than a Revolving Loan or Delayed Drawdown Security), the product of such percentage multiplied by the par amount of such Collateral Debt Obligation and (B) in the case of a Revolving Loan or Delayed Drawdown Security, the excess of (1) the product of (x) the quoted price for such Revolving Loan or Delayed Drawdown Security multiplied by (y) the Funded Amount of such Revolving Loan or Delayed Drawdown Security over (2) the product of (x) 100% minus the quoted price for such Revolving Loan or Delayed Drawdown Security multiplied by (y) the Unfunded Amount of such Revolving Loan or Delayed Drawdown Security.

Material Adverse Change means the occurrence of one or more of the following events:

(a)	there occurs after the date hereof a material adverse change in the business, assets, operations or financial condition of the Collateral Manager or GSCC; provided that such event or circumstance has resulted in a material adverse effect on the marketability of the Offered Securities or on the economic terms of the Transaction or on the ability of the Collateral Manager or GSCC, as applicable, to perform its obligations under this Agreement or the Engagement Letter or in connection with the Transaction; or

(b)	either of the Collateral Manager or GSCC becomes the subject of an Insolvency Event.

Moody’s means Moody’s Investors Service, Inc. and any successor or successors thereto.

Net Loss Amount means, as of any date of determination, the excess (if any) of (a) the sum of (i) the aggregate amount of all Realized Losses accrued at or prior to such time with respect to all Collateral Debt Obligations at any time constituting part of the Warehouse Portfolio plus (ii) the aggregate amount of all Unrealized Losses with respect to all Collateral Debt Obligations constituting part of the Warehouse Portfolio at such time over (b) the sum of (i) the aggregate amount of all Realized Gains accrued at or prior to such time with respect to all Collateral Debt Obligations at any time constituting part of the Warehouse Portfolio plus (ii) the aggregate amount of all Unrealized Gains with respect to all Collateral Debt Obligations constituting part of the Warehouse Portfolio at such time.

Net Realized Gain means, at any time, (i) the excess, if any, of (a) the aggregate amount of all Realized Gains accrued at or prior to such time with respect to all Collateral Debt Obligations at or prior to such time constituting part of the Warehouse Portfolio over (b) the aggregate amount of all Realized Losses incurred at or prior to such time with respect to all Collateral Debt Obligations at or prior to such time constituting part of the Warehouse Portfolio; or (ii) if the amount described in clause (a) of this definition does not exceed the amount described in clause (b), zero.

Net Realized Loss means, at any time, (i) the excess, if any, of (a) the aggregate amount of all Realized Losses incurred at or prior to such time with respect to all Collateral Debt Obligations at or prior to such time constituting part of the Warehouse Portfolio over (b) the aggregate amount of all Realized Gains accrued at or prior to such time with respect to all Collateral Debt Obligations at or prior to such time constituting part of the Warehouse Portfolio; or (ii) if the amount described in clause (a) of this definition does not exceed the amount described in clause (b), zero.

Payment Date means (i) the 5th day of each calendar month that commences prior to the earlier to occur of the Closing Date and the Portfolio Liquidation Date and (ii) the earlier to occur of the Closing Date and the Portfolio Liquidation Date.

Person means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

Portfolio Liquidation Date means, if the Closing Date shall fail to occur on or prior to the Termination Date, the date on or after the Termination Date upon which the Controlling Party gives notice to the other parties hereto that (a) all of the Collateral Debt Obligations at any time constituting part of the Warehouse Portfolio have been sold or otherwise liquidated pursuant to Section 4(c) or (b) in the case of Goldman Sachs as Controlling Party, Goldman Sachs has elected to retain all such Collateral Debt Obligations not otherwise sold or liquidated pursuant to Section 4(c).

Purchaser means, in respect of Collateral Debt Obligations that are Loans, the Issuer hereunder and, in the case of Collateral Debt Obligations that are Bonds, GSI pursuant to the Forward Purchase Agreement.

Purchased Accrued Interest means, with respect to any Collateral Debt Obligation purchased by the Issuer hereunder, unpaid interest thereon accrued to the settlement date for such purchase included in the purchase price therefor.

Rating Agency means each of Moody’s and Standard & Poor’s.

Realization Event means, with respect to any Collateral Debt Obligation purchased by a Purchaser, the sale or other liquidation of such Collateral Debt Obligation pursuant to Section 4 (including any sale to the Collateral Manager, GSCC or Goldman Sachs or any of their respective Affiliates).

Realized Gain means, with respect to any Realization Event and a Collateral Debt Obligation constituting part of the Warehouse Portfolio immediately prior to such Realization Event, (i) the excess, if any, of (a) the Market Value of such Collateral Debt Obligation over (b) the Adjusted Purchase Price for such Collateral Debt Obligation, in each case, determined as of the date of such Realization Event; or (ii) if the amount described in clause (a) of this definition does not exceed the amount described in clause (b), zero. With respect to any payment in full of the outstanding principal of a Collateral Debt Obligation during the Carry Period therefor, a “Realized Gain” shall accrue with respect to such Collateral Debt Obligation in an amount equal to the excess, if any, of (x) the principal amount so paid over (y) the Adjusted Purchase Price of such Collateral Debt Obligation (determined immediately prior to giving effect to such payment).

Realized Loss means, with respect to any Realization Event and a Collateral Debt Obligation constituting part of the Warehouse Portfolio immediately prior to such Realization Event, (i) the excess, if any, of (a) the Adjusted Purchase Price for such Collateral Debt Obligation over (b) the Market Value of such Collateral Debt Obligation, in each case, determined as of the date of such Realization Event; or (ii) if the amount described in clause (a) of this definition does not exceed the amount described in clause (b), zero. With respect to any payment in full of the outstanding principal of a Collateral Debt Obligation during the Carry Period therefor, a “Realized Loss” shall be incurred with respect to such Collateral Debt Obligation in an amount equal to the excess, if any, of (x) the

Adjusted Purchase Price of such Collateral Debt Obligation (determined immediately prior to giving effect to such payment) over (y) the principal amount so paid.

Repayment has the meaning assigned to such term in Section 4(f).

Sale Security has the meaning assigned to such term in the definition of “Controlling Party.”

Securities Act means the United States Securities Act of 1933, as amended.

Standard & Poor’s means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor or successors thereto.

Target Amount means U.S.$400,000,000; provided that the Target Amount may be increased by written agreement of each of Goldman Sachs, GSCC and the Collateral Manager.

Target Date means April 28, 2006.

Termination Date means the earliest to occur of (a) the Target Date, (b) the Closing Date, (c) unless previously waived by Goldman Sachs in writing, the date on which (after the expiration of any applicable grace period and fulfillment of applicable notice requirements) a Collateral Manager Event occurs, (d) the date on which the Collateral Manager and GSCC receive notice from Goldman Sachs of the termination of this Agreement on the grounds that, as determined by Goldman Sachs in good faith and on any commercially reasonable basis, any event or circumstance occurring after the date hereof has resulted in a Material Adverse Change, (e) the date on which the Collateral Manager and GSCC receive written notice from Goldman Sachs of the termination of this Agreement on the grounds that, on any date occurring prior to the date of such notice, the Net Loss Amount exceeded 10% of the Warehouse Usage; provided that (i) if GSCC has, no more than 2 Business Days after the date of the delivery of such notice, posted cash collateral to Goldman Sachs pursuant to Section 2(n)(ii) in the amount of such excess or (ii) the Net Loss Amount is less than or equal to 10% of the Warehouse Usage on the date such notice is received, such notice of termination shall be deemed to have been withdrawn and shall be of no further force and effect and (f) the date on which the Engagement Letter is terminated or expires in accordance with its terms.

UCC means the New York Uniform Commercial Code, as amended and in effect from time to time.

Underlying Obligor has the meaning assigned to such term in Section 4(f).

Underlying Instruments means the indenture or other agreement pursuant to which a Collateral Debt Obligation has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Debt Obligation or of which the holders of such Collateral Debt Obligation are the beneficiaries.

Unfunded Amount means, with respect to any Revolving Loan or Delayed Drawdown Security at any time, the excess, if any, of (i) the Commitment Amount thereof over (ii) the Funded Amount thereof outstanding at such time.

Unrealized Gain means, with respect to any Collateral Debt Obligation constituting part of the Warehouse Portfolio at the relevant time of determination thereof, (i) the excess, if any, of (a) the Market Value of such Collateral Debt Obligation at such time over (b) the Clean Purchase Price for such Collateral Debt Obligation; or (ii) if the amount described in clause (a) of this definition does not exceed the amount described in clause (b), zero.

Unrealized Loss means, with respect to any Collateral Debt Obligation constituting part of the Warehouse Portfolio at the relevant time of determination thereof, (i) the excess, if any, of (a) the Clean Purchase Price for such Collateral Debt Obligation over (b) the Market Value of such Collateral Debt Obligation at such time; or (ii) if the amount described in clause (a) of this definition does not exceed the amount described in clause (b), zero.

Warehouse Portfolio means, on any date of determination, all of the Collateral Debt Obligations acquired by the Purchasers in accordance with Section 2(a) on or before such date of determination that have not been sold on or prior to such date of determination pursuant to Section 4(c).

Warehouse Usage means, on any date of determination, an amount equal to (i) the aggregate of the Gross Purchase Prices of all Collateral Debt Obligations (other than Revolving Loans and Delayed Drawdown Securities) constituting part of the Warehouse Portfolio on such date plus (ii) the aggregate Commitment Amount of all Revolving Loans and Delayed Drawdown Securities constituting part of the Warehouse Portfolio on such date less (iii) the aggregate amount of all distributions of principal of, and of Purchased Accrued Interest in respect of, all Collateral Debt Obligations constituting part of the Warehouse Portfolio on such date of determination actually received by the Purchasers on or prior to such date of determination or receivable by the Purchasers in respect of any record date occurring on or prior to such date of determination.

Accumulation of Collateral Debt Obligations

2.(a)	Subject to the other provisions of this Agreement, including, without limitation, the obligation of the Collateral Manager pursuant to Section

2(b) to obtain the prior consent of (i) GSCP to the purchase by the Issuer of any Loan hereunder or (ii) GSI to the purchase by GSI of a Bond under the Forward Purchase Agreement, the Collateral Manager may on any Business Day during the Accumulation Period enter into a commitment on behalf and for account of the Issuer (in the case of a Loan) or request that GSI enter into such a commitment (in the case of a Bond) to purchase a Collateral Debt Obligation to be included in the Warehouse Portfolio for settlement during the Accumulation Period.

(b)	At any time prior to entering into any commitment on behalf and for account of the Issuer to purchase a Loan or requesting GSI to enter into such a commitment to purchase a Bond pursuant to Section 2(a), the Collateral Manager shall send a written or electronic notice to Goldman Sachs (i) requesting Goldman Sachs’s consent to such purchase and (ii) specifying (x) a description of the Collateral Debt Obligation to be purchased, (y) the maximum price that the Collateral Manager may bid, on behalf of the Issuer, for such Collateral Debt Obligation and (z) the expected settlement date for such purchase (which settlement date shall not be less than three Business Days after the trade date for such purchase and in any event shall be subject to satisfaction of Goldman Sachs’s internal compliance policies and procedures). Goldman Sachs shall use its reasonable efforts to respond to such request within two Business Days after receipt of such request. The Collateral Manager shall not enter into a commitment on behalf and for account of the Issuer to purchase a Loan hereunder, nor shall GSI be obligated to purchase any Bond at the request of the Collateral Manager, unless the Collateral Manager has received Goldman Sachs’s prior written or electronic consent to such purchase; provided that Goldman Sachs (1) may attach any conditions to such consent as it deems appropriate, including, without limitation, delivery to it of (a) the draft trade confirmation for such purchase, (b) the latest draft credit agreement or indenture (or their equivalent) received by the Collateral Manager that is applicable to such Collateral Debt Obligation and (c) such other documentation as it may reasonably request as has been received by the Collateral Manager, and (2) may by written or electronic notice to the Collateral Manager withdraw such consent at any time prior to the Collateral Manager entering into the commitment to purchase such Collateral Debt Obligation. The Collateral Manager shall, no later than the trade date for the purchase of any Loan to be purchased by the Issuer hereunder, provide Goldman Sachs with a written confirmation of such trade.

Notwithstanding the foregoing, no purchase of a Loan shall occur, and GSCP shall not be required to fund such purchase, unless such Collateral Debt Obligation (and information related thereto) is set forth in a schedule (a Loan Transaction Schedule), substantially in the form of Annex D attached hereto, executed by the Issuer and executed by GSCP. Each Loan Transaction Schedule shall be prepared by Collateral Manager or by GSCP based on information provided by Collateral Manager and shall be deemed to incorporate in its entirety the applicable terms and conditions of this Warehouse Agreement and the Participation Agreement and all applicable representations, warranties, covenants, agreements and indemnities made hereunder or thereunder shall be deemed to have been made in respect of the Collateral Debt Obligation that is the subject of the applicable Loan Transaction Schedule as of the applicable settlement date.

(c)	The Collateral Manager will not cause the Issuer to purchase or request GSI to purchase any Collateral Debt Obligation if any of the following conditions is satisfied (after giving effect to any such acquisition):

(1)	the Target Amount is less than the Warehouse Usage;

(2)	Goldman Sachs has not given its consent to such purchase pursuant to Section 2(b); or

(3)	the Collateral Manager has knowledge that such Collateral Debt Obligation would be an Ineligible Security as of the date of such acquisition.

(d)	The Issuer hereby authorizes the Collateral Manager to consummate, on behalf of the Issuer as the Issuer’s agent, the purchase by the Issuer of any Loan to be included in the Warehouse Portfolio and to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Collateral Manager reasonably deems appropriate or necessary in connection with such purchase or the grant by the Issuer of a security interest in such Loan to GSCP pursuant to the Participation Agreement (including the execution and delivery of any bond power required thereunder). The Collateral Manager shall cause the Issuer to give each instruction required to be given by the Issuer in Section 3(a) of the Participation Agreement.

(e)	By reason of the acquisition by GSCP pursuant to the Participation Agreement of a Participation Interest in each Loan purchased by the Issuer hereunder, GSCP will provide the Collateral Manager or the obligor on any Loan with any form or document that may be reasonably requested by the Collateral Manager in order to allow the obligor on such Loan to make a payment thereunder without any deduction or withholding for or on account of any tax or with such deduction or withholding at a reduced rate.

(f)	The Collateral Manager hereby agrees with Goldman Sachs and GSCC that:

(i)	the Collateral Manager will not direct the Issuer or request GSI to purchase a Collateral Debt Obligation if at the time of such direction, the Collateral Manager knows (or, to the extent that it was grossly negligent in assessing or accumulating, or willfully disregarded, relevant information, should have known) that such Collateral Debt Obligation would be an Ineligible Security on the earlier of the date the Issuer or GSI, as applicable, acquires such Collateral Debt Obligation or the date the Issuer or GSI, as applicable, commits to acquire it; except that the Collateral Manager may so direct the Issuer or so request GSI with the express written consent of Goldman Sachs; provided that, the Collateral Manager shall be entitled to rely upon the advice of tax counsel in determining that the acquisition (including the manner of acquisition), ownership, enforcement and disposition of such Collateral Debt Obligation by GSI (in the case of Bonds) or the Issuer (in the case of Loans) would not cause the Issuer to be engaged in a trade or business within the United States for United States Federal income tax purposes; and

(ii)	the Collateral Manager agrees promptly to notify Goldman Sachs and GSCC if at any time during the Carry Period it obtains actual knowledge that any Collateral Debt Obligation then constituting part of the Warehouse Portfolio has become an Ineligible Security.

(g)	Goldman Sachs shall be entitled to all distributions of principal, interest and/or other amounts received, including in respect of a sale or other disposition (whether by Goldman Sachs or the Issuer) or otherwise accrued but unpaid in respect of any Collateral Debt Obligation at any time constituting part of the Warehouse Portfolio during the Carry Period therefor (including, without limitation, any Purchased Accrued Interest, any up front fees paid or owing to the Issuer (in respect of Loans) or GSI (in respect of Bonds) and any proceeds in respect of a sale pursuant to Section 4(c)).

(h)	None of Goldman Sachs, GSCC or their respective Affiliates shall have any obligation to ascertain whether the acquisition hereunder of any Collateral Debt Obligation complies with any Issuer Documentation.

(i)	(i) With respect to Sections 3, 6 and 14 of the Participation Agreement, the Collateral Manager shall act on behalf of the Issuer in respect of the Issuer’s obligations thereunder or, with respect to communications received from the Agent under a Loan, shall (i) notify such Agent of GSCP’s Participation Interest in such Loan, (ii) use reasonable efforts to cause such Agent to agree to deliver to GSCP all notices, reports, certifications or other information or communications to which the Issuer would otherwise be entitled as owner of such Loan (and, in the absence of such agreement, but subject to any applicable confidentiality provisions, shall cause to be delivered to GSCP (provided that any such confidentiality provisions shall be notified to GSCP in advance of delivery and GSCP shall be entitled to refuse delivery)) all notices, reports, certifications or other information or communications that the Issuer or Collateral Manager receives), and (iii) use reasonable efforts to obtain any necessary consents of the applicable issuer or Agent to the granting of the Participation Interest to GSCP.

(ii) With respect to Sections 1(a), 4 and 5 of the Forward Purchase Agreement, the Collateral Manager shall act on behalf of the Issuer in respect of the Issuer’s obligations thereunder. The Issuer hereby authorizes the Collateral Manager to take, on behalf of the Issuer as the Issuer’s agent, any action required under the Forward Purchase Agreement necessary or desirable to effect the warehousing of Bonds by GSI under the Forward Purchase Agreement and to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Collateral Manager reasonably deems appropriate or necessary in connection therewith.

(j)	GSCP shall comply with its obligations under the Participation Agreement in a timely manner and shall exercise its rights to consent to or waive or otherwise agree to any “Specified Matter” (as such term is defined in the Participation Agreement) in a commercially reasonable manner. GSI shall comply with its obligations under the Forward Purchase Agreement in a timely manner.

(k)	All calculations and determinations made by Goldman Sachs hereunder, including, without limitation, as to Realized Gain, Realized Loss, Unrealized Loss, Unrealized Gain, Net Loss Amount, Excess Spread and all other payment obligations of Goldman Sachs hereunder, shall be provided, accompanied by information reasonably detailing the calculation of such amounts, to the Collateral Manager and GSCC in writing by an authorized employee of Goldman Sachs and shall be presumptively correct unless the Collateral Manager or GSCC provide proof to the contrary within a reasonable time of Goldman Sachs providing such calculation or determination.

(l)	The Collateral Manager shall provide GSCC and Goldman Sachs with such information and documents as GSCC or Goldman Sachs shall reasonably request, as are reasonably available without undue expense to the Collateral Manager as are customarily provided by GSC to the equity holders in the other CDO funds in respect of which it acts as collateral manager, regarding the performance by the Collateral Manager under this Agreement.

(m)	On each Payment Date, Goldman Sachs shall pay to GSCC an amount equal to the Excess Spread accrued as of such Payment Date.

(n)	(i) In connection with the performance of its obligations under Sections 3(b) and 4(a)(iii) and the last sentence of Section 5, GSCC shall from time to time post cash collateral to Goldman Sachs, in an aggregate amount equal to 20% of the sum of the Warehouse Usage and the Net Realized Loss, in each case, as of the date such collateral is posted. Such collateral shall be posted on or before any increase in the Warehouse Usage in connection with the purchase of each Collateral Debt Obligation hereunder or, in the case such requirement is triggered by increase in Net Realized Loss, within 1 Business Day of such increase. Goldman Sachs shall, no later than three Business Days after the date of a reduction in Warehouse Usage or in Net Realized Loss, as applicable, return to GSCC such collateral amount, if any, that is in excess of the amount required to be posted by GSCC pursuant to the first sentence of this Section 2(n)(i).

(ii) In addition to the collateral required to be posted pursuant to clause (i) of this Section 2(n), GSCC, may in its sole discretion and in such amounts as it may determine, post additional cash collateral to Goldman Sachs.

(iii) On the earlier to occur of the Closing Date and the Portfolio Liquidation Date, after giving effect to any payments required to be made to Goldman Sachs under Section 3(b), 4(a)(iii) and the last sentence of Section 5, as applicable, Goldman Sachs shall pay to GSCC 100% of all the remaining collateral then held by Goldman Sachs pursuant to Sections 2(n)(i) and 2(n)(ii).

(iv) GSCC understands and agrees that the collateral arrangements set forth in this Section 2(n) do not create a fiduciary relationship between Goldman Sachs and GSCC.

Closing Date; Termination of Participation Interests and Delivery of Bonds; Liability for Losses; Benefit from Gains

3.	Each of Goldman Sachs, the Collateral Manager, GSCC and the Issuer hereby agrees that, subject to the consummation of the Offering on the Closing Date:

(a)	GSCP and the Issuer shall on the Closing Date terminate GSCP’s Participation Interest in each Loan held by the Issuer in accordance with the Participation Agreement and GSI shall deliver to the Issuer each Bond acquired by it pursuant to the Forward Purchase Agreement, in each case, upon receipt by Goldman Sachs from the Issuer of an amount equal to the Adjusted Purchase Price for each such Collateral Debt Obligation;

(b)	if the Net Realized Loss incurred as of the Closing Date is positive, GSCC shall on the Closing Date pay to Goldman Sachs, subject to Section 4(d), an amount equal to such Net Realized Loss;

(c)	Goldman Sachs shall on the Closing Date pay to GSCC an amount equal to the Net Realized Gain accrued as of the Closing Date, if any; and

(d)	GSCC shall on the Closing Date pay to Goldman Sachs and the Collateral Manager or their respective designees by wire transfer in immediately available funds any amounts owing by it under Section 5.

Realization Events; Liability for Losses; Benefit from Gains

4.(a)	If the Closing Date shall fail to occur on or prior to the Termination Date, then:

	(i)	each of the Issuer, the Collateral Manager (on behalf of the Issuer) and GSI shall, following such Termination Date, cease to purchase Collateral Debt Obligations;

	(ii)	the Controlling Party shall sell (or direct the sale of) each such Collateral Debt Obligation in accordance with Section 4(c);

	(iii)	GSCC shall on the Portfolio Liquidation Date pay to Goldman Sachs, subject to Section 4(d), an amount equal to the Net Realized Loss, if any, accrued as of the Portfolio Liquidation Date;

	(iv)	Goldman Sachs shall on the Portfolio Liquidation Date pay to GSCC an amount equal to the Net Realized Gain, if any, accrued as of the Portfolio Liquidation Date; and

	(v)	GSCC shall on the Portfolio Liquidation Date pay to Goldman Sachs, the Issuer and the Collateral Manager or their respective designees by wire transfer in immediately available funds any amounts due and payable by it under Section 5.

(b)	If, at any time during the Carry Period therefor, the Collateral Manager, with Goldman Sachs’s approval (which approval shall not be unreasonably withheld and shall be deemed given if GSCC certifies to Goldman Sachs in writing that the retention of such Collateral Debt Obligation would have an adverse regulatory or adverse tax effect on GSCC or its Affiliates), determines to sell any Collateral Debt Obligation:

	(i)	upon consummation of the sale or other liquidation of such Collateral Debt Obligation under Section 4(c), each of GSC and the Issuer shall cease to have any rights to request Goldman Sachs to finance or warehouse such Collateral Debt Obligation under this Agreement, the Participation Agreement or the Forward Purchase Agreement, as applicable; and

	(ii)	the Controlling Party may sell (or direct the sale of) each such Collateral Debt Obligation in accordance with Section 4(c) and, in the case of an Ineligible Security or a Defaulted Security, shall sell (or, in the case of a Bond, direction to GSI to sell) each such Collateral Debt Obligation on or prior to the occurrence (if any) of the Closing Date.

(c)	(i)	In the event of a sale of a Sale Security, (1) the Collateral Manager so long as it is the Controlling Party with respect to such Sale Security shall make reasonable efforts to solicit, directly or indirectly, from at least two Dealers cash bids for the firm commitment to purchase such Sale Security and (2) Goldman Sachs so long as it is the Controlling Party with respect to such Sale Security shall make reasonable efforts to solicit at least two cash bids for the firm commitment to purchase such Sale Security.Any sale (or, in the case of a Bond, direction to GSI to sell) by the Controlling Party shall be at the highest bid so obtained and otherwise on a commercially reasonable basis. The Collateral Manager, Goldman Sachs, GSCC and their respective Affiliates shall have the right to submit bids and Dealers whom they notify shall also have such right.

	(ii)	If Goldman Sachs is the Controlling Party, and it is unable to obtain any cash bids pursuant to Section 4(c)(i), it shall be entitled (A) in the case of Loans, to sell a Sale Security to itself (following the termination by Goldman Sachs of its Participation Interest in such Collateral Debt Obligation) and (B) in the case of Bonds, to retain a Sale Security for itself and, in each case, such sale or retention shall constitute a “sale” at the Market Value (determined under clause (b)(ii) of the definition of “Market Value”) for the purposes of this Agreement and shall be effected by Goldman Sachs notifying GSC or GSCC, as the case may be, that Goldman Sachs is retaining such Collateral Debt Obligation for its own account without making any payment therefor and specifying the Market Value therefor.

	(iii)	GSI agrees that it shall, without prejudice to GSCC’s payment obligations under Section 4(a)(iii), deliver, at the direction of the

Controlling Party, each Bond sold pursuant to Section 4(c)(i) or 4(c)(ii) against payment of an amount equal to the highest bid therefor and otherwise in accordance with market settlement practice for such Bond.

(d)	The aggregate amount payable by GSCC under Sections 3(b) and 4(a)(iii) and the last sentence of Section 5 shall not exceed the sum of (i) the amount of collateral required to be posted by GSCC under Section 2(n)(i) plus (ii) the amount of additional collateral posted, in its sole discretion, by GSCC under Section and 2(n)(ii), determined, in each case, on the Business Day immediately preceding the Termination Date.

(e)	Any payment by the Collateral Manager or GSCC to GSCP, GSI or any of their Affiliates hereunder shall be made to an account designated by GSI for such purpose by written notice to the Collateral Manager or GSCC, as the case may be.

(f)	In the event that any payment made with respect to any Collateral Debt Obligation is required to be repaid or returned to any issuer, guarantor or other obligor thereon (an Underlying Obligor), or any other person (including, without limitation, any bankruptcy trustee for any Underlying Obligor) in accordance with a sharing or similar clause in any Collateral Debt Obligation or as required by bankruptcy, insolvency or similar law (a Repayment), then (i) each payment obligation under this Agreement that preceded such repayment or return shall be recomputed by Goldman Sachs in good faith, as if such repaid or returned amount had not been paid, and Goldman Sachs shall promptly notify the parties to this Agreement of such recomputed amounts, and (ii) any additional amount required to be paid by Goldman Sachs, the Issuer, GSC or GSCC in light of such recomputation shall be paid to the other applicable party or parties within three Business Days after any such other party’s demand therefor. The obligations of the parties under this paragraph shall survive the Termination Date; provided that no party shall be liable hereunder with respect to a claim for a Repayment that is first made by an Underlying Obligor or other person more than two years after the Termination Date.

(g)	If, during the Carry Period for any Loan, GSCP assigns, sells or pledges its Participation Interest therein pursuant to the Participation Agreement, for the purposes of all calculations and determination made hereunder, including, without limitation, as to Realized Gain, Realized Loss, Unrealized Loss, Unrealized Gain, Net Loss Amount, Excess Spread and all other payment obligations of GSCP hereunder, GSCP shall be treated as continuing to own such Participation Interest in such Loan, without regard to such assignment, sale or pledge.

(h)	A Loan Sale Schedule, substantially in the form of Annex E hereto, shall be completed by the Issuer (or the Collateral Manager on behalf of the Issuer) and (if applicable) GSCP in connection with the sale or transfer of any Loan subject to this Agreement.

(i)	In connection with the direction by the Collateral Manager to GSI to sell any Bond that has become a Sale Security, the Collateral Manager shall, at least 2 Business Days prior to such sale, notify GSI of (i) the identity of the Bond, (ii) the purchase price therefor, (iii) the identity of the buyer, and (iv) the settlement date.

Indemnity

5.       GSCC hereby indemnifies and holds harmless each of GSCP, GSI, the Collateral Manager, the Issuer and their respective Affiliates from and against any and all losses, claims, damages and liabilities, joint or several (collectively, Damages) relating to or arising out of its, or the Collateral Manager’s, default in the performance of its material obligations hereunder or the breach by it of any material provision hereof or any representation or warranty made by it in or pursuant to this Agreement or in any certificate or other document furnished pursuant hereto that proves to be incorrect in any material respect when made; provided that none of GSCP, GSI, the Issuer or their respective Affiliates shall be entitled to be indemnified hereunder with respect to any Damages resulting from its bad faith, gross negligence or willful misconduct. In addition, GSCC hereby agrees to indemnify and reimburse GSCP and GSI, subject to Section 4(d), in respect of any Repayments made by GSCP or GSI under Section 4(f).

Representations and Acknowledgements

6.(a)	Each party hereto represents and warrants to the other parties that:

	(i)	it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance;

	(ii)	the person signing this Agreement on its behalf is duly authorized to do so on its behalf;

	(iii)	it has obtained all authorizations of any governmental body required in connection with this Agreement and the transactions contemplated hereby and such authorizations are in full force and effect; and

	(iv)	the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate any law,

ordinance, charter, by-law or rule applicable to it or any other agreement by which it is bound or by which any of its assets are affected. Each party shall be deemed to repeat all of the foregoing representations made by it on each date on which the Issuer acquires any Collateral Debt Obligation hereunder.

(b)	Each of the Collateral Manager, GSCC and the Issuer hereby acknowledges and agrees that neither Goldman Sachs nor any of its Affiliates is, or holds itself out to be, an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. Each of the Collateral Manager, GSCC and the Issuer shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the transactions contemplated by this Agreement, and agrees that neither Goldman Sachs nor any of its Affiliates shall have any responsibility or liability to the Collateral Manager, GSCC, the Issuer or any other Person with respect thereto.

Notices

7.       Unless expressly provided in writing by the parties hereto, all notices, requests, demands and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or in the case of facsimile, when confirmation of transmission is received, addressed as set forth below:

(a) If to Goldman Sachs:

With respect to Loans:

Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, NY 10004

Attention: Alyson Fishman
Telephone: (212) 357-7879
Facsimile: (212) 357-4098

With respect to Bonds:

Goldman Sachs International
Peterbourgh Court

133 Fleet Street
London, EC4A 2BB, England

Attention: Mitchell R. Resnick
Telephone: 011 44 207 774 3068
Facsimile: 011 44 207 552 0990

With respect to Bonds, with a copy to:

Goldman, Sachs & Co.
85 Broad Street, 26th Floor
New York, NY 10004

Telephone: (212) 357-2019
Facsimile: (212) 482-3950
Attention: Amit Roy

(b)	If to the Issuer:

GSC Capital Corp. Loan Funding 2005-1
PO Box 1093 GT
Queensgate House
South Church Street
George Town
Grand Cayman, Cayman Islands

Telephone: 1 345-945-7099
Facsimile: 1 345-945-7100
Attention: Directors
with a copy to:

Maples and Calder
PO Box 309 GT, Ugland House
South Church Street, George Town
Grand Cayman, Cayman Islands

Telephone: 1 345-949-8066
Facsimile: 1 345-949-8080
Attention: Alasdair Robertson

(c)	If to GSC:

GSCP (NJ), L.P.
300 Campus Drive
Florham Park
New Jersey 07932

Telephone: 973-593-5403
Facsimile: 973-593-5454
Attention: Harvey Siegel

(d)	If to GSCC:

GSC Capital Corp. TRS Holdings, Inc.
500 Campus Drive, Suite 220
Florham Park, New Jersey 07932

Telephone: 212-884-6190
Facsimile: 973-437-1037
Attention: Edward S. Steffelin

Each party hereto may alter the address or facsimile number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7 for the giving of notice.

Waiver; Specific Performance; Payments; Further Assurances

8.(a)	No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(b)	If any party hereto fails to comply with any provision of this Agreement that is applicable to such party, each other party hereto may demand specific performance of this Agreement and may exercise any other remedy available at law or equity.

(c)	All payments to be made hereunder shall be made in U.S. Dollars and in immediately available funds and without right of set-off, counterclaim orother deduction, except as provided in the following sentence. If any payments are required to be made hereunder or under the Engagement Letter by both Goldman Sachs and GSCC on the same date (a Set-Off Date), then, if the aggregate amount that would otherwise have been payable by one such party on such Set-Off Date exceeds the aggregate amount that would otherwise have been payable by the other party on such Set-Off Date, the party by whom the larger aggregate amount would have been payable shall pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount and the payment obligations of each such party on such Set-Off Date shall thereupon be satisfied and discharged.

(d)	Each party hereto shall execute such documents and take such other actions as may be reasonably requested by any other party hereto to give effect to the transactions contemplated by this Agreement and, in the case of Goldman, Sachs & Co. and GSCC, the Engagement Letter.

Amendments; Successors; Assignments

9.(a)	Except where otherwise expressly provided herein, no amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each party hereto.

(b)	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c)	This Agreement, together with the Participation Agreement and Forward Sale Agreement, sets forth the entire understanding of the parties hereto relating to the subject matter hereof, and supersedes and cancels all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

(d)	Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by any party hereto without the prior written consent of each other party hereto. Any purported transfer that is not in compliance with this Section will be void. No Person other than the parties hereto shall have any rights or obligations under this Agreement.

Confidentiality

10.(a)	The Collateral Manager may from time to time disclose material non- public information concerning Collateral Debt Obligations (Confidential Information) to Goldman Sachs and GSCC in connection with the performance by the Collateral Manager of its duties hereunder.

(b)	Goldman Sachs and GSCC shall keep confidential in accordance with their customary procedures for the safeguarding of confidential information any Confidential Information that the Collateral Manager may provide to Goldman Sachs or GSCC as contemplated by Section 10(a); provided that Confidential Information shall in no event include any information that (i) is available to the general public, (ii) has heretofore been or is hereafter published in any source available to the general public, (iii) has heretofore been or is hereafter publicly disclosed (other than as a result of a breach of this Agreement by Goldman Sachs, GSCC or any of their respective Affiliates) or (iv) was already known to Goldman Sachs or GSCC prior to disclosure of such information to Goldman Sachs or GSCC.

(c)	Goldman Sachs and GSCC shall not disclose any such Confidential Information that the Collateral Manager may provide to Goldman Sachs or GSCC, as the case may be, as contemplated by Section 10(a) except: (i) with the prior written consent of the Collateral Manager, (ii) as is required under any applicable law or regulation or court order or by the rules or regulations of any self-regulating organization or body or by an official having jurisdiction over Goldman Sachs or GSCC, as the case may be, or by reasonable request in connection with any proceeding relating to the foregoing, (iii) to their respective Affiliates and to Goldman Sachs’s, GSCC’s and their respective Affiliates’ officers, employees, accountants, agents, legal counsel and other representatives but only on a “need to know” basis for the purposes of this Agreement and the transactions contemplated by the Engagement Letter (collectively, Representatives), provided that Goldman Sachs and GSCC shall cause their respective Representatives and Affiliates to comply with this Section 10 and shall be responsible for any failure of any thereof to so comply, or (iv) to the extent necessary to enforce the rights or remedies of Goldman Sachs and GSCC hereunder or, with respect to Goldman Sachs, under the Engagement Letter.

(d)	Notwithstanding the foregoing, the parties will be permitted to disclose to any and all persons, without limitation of any kind, the “structure” and “tax aspects” (as such terms are used in Sections 6011, 6111 and 6112 of the Internal Revenue Code of 1986, as amended from time to time (the Code) and applicable state and local law, and the regulations promulgated thereunder) of the Transaction and all materials of any kind that are provided to the parties related to such structure and tax aspects. The preceding sentence is set forth herein solely to come within certain “safe harbor” provisions set forth in certain temporary regulations promulgated under Sections 6011, 6111 and 6112 of the Code and applicable state and local law.

Governing Law; Submission to Jurisdiction; Etc.

11.	(a) Governing Law. This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York.

(b)	Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (Proceedings), each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Waiver of Jury Trial

12.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Term of Agreement; Expenses of Enforcement; Termination of Custodial Agreement

13.(a)	Unless otherwise agreed to in writing by the parties hereto, this Agreement shall continue in full force and effect and shall be irrevocable by each party hereto until the occurrence of the Termination Date.

(b)	The provisions of Sections 4, 5, 8, 9, 10, 11 and 12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the termination of this Agreement or any provision hereof.

Execution in Counterparts

14. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against each party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

Provisions Separable

15. If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or any circumstance, is held to be unenforceable,

invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavour in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

Titles Not to Affect Interpretation

16. The titles of the sections and paragraphs contained in this Agreement are for convenience only, and they neither form part of this Agreement nor are they to be used in the construction or interpretation hereof.

Limited Recourse; Non-Petition

17. Each party to this Agreement hereby acknowledges and agrees that all obligations of the Issuer arising out of or in connection herewith or in connection with the Participation Agreement or the Forward Purchase Agreement shall constitute limited recourse obligations of the Issuer, payable solely from the Issuer’s assets (excluding the U.S.$250 from the proceeds of the issue and allotment of the Issuer’s shares and also excluding the U.S.$250 transaction fee payable to the Issuer for entering into the Transaction for the issue of the Offered Securities) (the Assets). Upon realization of the Issuer’s Assets and their reduction to zero, all unpaid or unsatisfied claims against the Issuer arising out of or in connection herewith or in connection with the Participation Agreement or the Forward Purchase Agreement shall be deemed to be extinguished and shall not thereafter revive. No party shall have any claim for any shortfall upon realization of the Issuer’s Assets and their reduction to zero. No party hereto shall take any action against any director, officer, employee, shareholder or administrator of the Issuer in relation to the obligations of the Issuer hereunder or under the Participation Agreement or the Forward Purchase Agreement. Furthermore, each of Goldman Sachs, GSC and GSCC agrees not to petition or join in any petition for the winding up of the Issuer (or any analogous procedure having the effect of a winding up or liquidation) in any jurisdiction for the then applicable preference period in the relevant jurisdiction plus one day.

The Collateral Manager

18.(a)	The Issuer hereby appoints the Collateral Manager as its investment adviser and manager with respect to the Warehouse Portfolio and authorizes the Collateral Manager to perform such services and take such actions on its behalf as are contemplated hereby. Accordingly, the Collateral Manager accepts such appointment and shall provide the Issuer with the following services:

(b)	The Collateral Manager agrees to supervise and direct the investment, disposition and reinvestment of the Collateral Debt Obligations and shall perform on behalf of the Issuer the duties set forth herein and the duties that have been specifically delegated to the Collateral Manager (and the Collateral Manager shall have no obligation to perform any other duties other than as specified herein) and, to the extent necessary or appropriate to perform such duties, the Collateral Manager shall have and is hereby granted full power and authority to negotiate, execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer with respect thereto as its attorney-in-fact. The Collateral Manager shall, subject to the terms and conditions hereof, perform its obligations hereunder with reasonable care and in good faith, using commercially reasonable judgment in rendering its services as Collateral Manager, using a degree of skill and attention no less than that which the Collateral Manager (i) exercises with respect to the management of comparable assets that it manages for itself and its Affiliates and (ii) exercises with respect to the management of comparable assets that it manages for others, and in a manner reasonably consistent with accepted asset management practices and procedures known by the Collateral Manager to be followed by reasonable and prudent institutional managers of national standing of assets of the nature and character of the Collateral Debt Obligations. To the extent consistent with the foregoing, the Collateral Manager may follow its customary standards, policies and procedures in performing its duties hereunder.

(c)	The Collateral Manager, subject to and in accordance with the provisions of this Agreement, may, at any time, direct the Issuer to dispose of a Collateral Debt Obligation or other securities received in respect thereof in the open market or otherwise, and may, in each case subject to and in accordance with the provisions of this Agreement, as agent of the Issuer, take or, if applicable, direct the Issuer to take the following actions with respect to a Collateral Debt Obligation:

(A)	retain such Collateral Debt Obligation; or

(B)	sell or otherwise dispose of such Collateral Debt Obligation in the open market or otherwise; or

(C)	if applicable, tender such Collateral Debt Obligation pursuant to an offer (made by the issuer thereof or by any other person) to all holders of such Collateral Debt Obligation (an Offer); or

(D)	if applicable, negotiate with the issuer of any Collateral Debt Obligation as to proposed waivers or modifications of the Underlying Instruments governing such Collateral Debt Obligation; or

(E)	if applicable, consent to any proposed amendment, modification or waiver of the Underlying Instruments governing such Collateral Debt Obligations pursuant to an Offer; or

(F)	retain or dispose of any securities or other property received pursuant to an Offer; or

(G)	waive any default with respect to any Defaulted Security; or

(H)	vote to accelerate (or rescind the acceleration of) the maturity of any Defaulted Security;

(I)	take appropriate action with respect to any Collateral Debt Obligation that constitutes a Defaulted Security or Ineligible Security; or

(J)	exercise any other rights or remedies with respect to such Collateral Debt Obligation as provided in the related Underlying Instruments.

(d)	The Collateral Manager assumes no responsibility under this Agreement other than to render the services called for hereunder made applicable to the Collateral Manager pursuant to the terms of this Agreement in good faith and, subject to the standard of conduct described in the next succeeding sentence, shall not be liable for any action or omission of any other party hereto or of any other Person, including (without limitation) in their following or declining to follow any advice, recommendation or direction of the Collateral Manager. Neither the Collateral Manager nor its Affiliates nor any of their respective directors, officers, stockholders, partners, agents, members or employees shall be liable to the Issuer, Goldman Sachs or GSCC or their respective affiliates or any other Person for any losses, claims, damages, judgments, assessments, costs or other liabilities (collectively, Liabilities) incurred by them that arise out of or in connection with the performance by the Collateral Manager of its duties under this Agreement or any decrease in the value of the Collateral Debt Obligations, except to the extent such Liabilities are caused by acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance, or reckless disregard, of the obligations of the Collateral Manager hereunder applicable to it.

(e)	The Collateral Manager shall not be obligated to appear in, prosecute or defend any legal action on behalf of the Issuer that is not incidental to its responsibilities under this Agreement or that, in its sole opinion, may involve it in any expense or liability. In the exercise of its discretion, however, the Collateral Manager may undertake any such action that it may deem necessary or desirable with respect to the enforcement or protection of the rights and duties of the other parties to this Agreement or the interest of the Issuer hereunder. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be borne by the Issuer, and the Collateral Manager shall be entitled to receive reimbursement thereof from the Issuer.

Obligations of GSCP and GSI

19.	All transactions contemplated hereunder with respect to Collateral Debt Obligations that are Loans, any Participation Interest granted in respect of such Loans, and the Participation Agreement and the transactions contemplated therein shall be between the Issuer and GSCP (and not GSI). All transactions contemplated hereunder with respect to Collateral Debt Obligations that are Bonds and the Forward Purchase Agreement and the transactions contemplated therein shall be between the Issuer and GSI (and not GSCP). The obligations of Goldman Sachs hereunder relating to Loan-related transactions shall be several obligations of GSCP alone; the obligations of Goldman Sachs hereunder relating to Bond-related transactions shall be several obligations of GSI alone; and the term “Goldman Sachs” as used in this Agreement shall be construed accordingly. Notwithstanding anything to the contrary herein, any of Goldman Sachs’s obligations hereunder may, in GSCP’s or GSI’s sole discretion, be performed by any Affiliate of Goldman Sachs, which performance by such Affiliate shall not release either of GSI or GSCP from responsibility for such Affiliate’s actions or relieve either of GSI or GSCP from their duties and responsibilities hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Warehouse Agreement (in the case of the Issuer, as a deed) as of the day and year first above written.

GOLDMAN SACHS CREDIT
PARTNERS L.P.

By:	/s/ Sandra L. Stulberger

Name:	Sandra L. Stulberger

Title:	Authorized Signatory

GOLDMAN SACHS INTERNATIONAL

By:	/s/ Mitchell Resnick

Name:	Mitchell Resnick

Title:	Executive Director

GSC CAPITAL CORP. LOAN
FUNDING 2005-1

By:	/s/ Carrie Bunton

Name:	Carrie Bunton

Title:	Director

GSC CAPITAL CORP. TRS
HOLDINGS, INC.

By:	/s/ Ed Steffelin

Name:	Ed Steffelin

Title:	President

GSCP (NJ), L.P., as Collateral Manager

By:	/s/ David L. Goret

Name:	David L. Goret

Title:	Managing Director and Secretary

[Signature Page to Amended and Restated Warehouse Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Warehouse Agreement (in the case of the Issuer, as a deed) as of the day and year first above written.

GOLDMAN SACHS CREDIT
PARTNERS L.P.

By:

Name:

Title:

GOLDMAN SACHS INTERNATIONAL

By:

Name:	Mitchell Resnick

Title:	Executive Director

GSC CAPITAL CORP. LOAN
FUNDING 2005-1

By:

Name:

Title:

GSC CAPITAL CORP. TRS
HOLDINGS, INC.

By:

Name:

Title:

GSCP (NJ), L.P., as Collateral Manager

By:

Name:

Title:

[Signature Page to Amended and Restated Warehouse Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Warehouse Agreement (in the case of the Issuer, as a deed) as of the day and year first above written.

GOLDMAN SACHS CREDIT
PARTNERS L.P.

By:

Name:

Title:

GOLDMAN SACHS INTERNATIONAL

By:

Name:

Title:

GSC CAPITAL CORP. LOAN
FUNDING 2005-1

By:

Name:	Carrie Bunton

Title:	Director

GSC CAPITAL CORP. TRS
HOLDINGS, INC.

By:

Name:

Title:

GSCP (NJ), L.P., as Collateral Manager

By:

Name:

Title:

[Signature Page to Amended and Restated Warehouse Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Warehouse Agreement (in the case of the Issuer, as a deed) as of the day and year first above written.

GOLDMAN SACHS CREDIT
PARTNERS L.P.

By:

Name:

Title:

GOLDMAN SACHS INTERNATIONAL

By:

Name:

Title:

GSC CAPITAL CORP. LOAN
FUNDING 2005-1

By:

Name:

Title:

GSC CAPITAL CORP. TRS
HOLDINGS, INC.

By:

Name:	Ed Steffelin

Title:	President

GSCP (NJ), L.P., as Collateral Manager

By:

Name:

Title:

[Signature Page to Amended and Restated Warehouse Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Warehouse Agreement (in the case of the Issuer, as a deed) as of the day and year first above written.

GOLDMAN SACHS CREDIT
PARTNERS L.P.

By:

Name:

Title:

GOLDMAN SACHS INTERNATIONAL

By:

Name:

Title:

GSC CAPITAL CORP. LOAN
FUNDING 2005-1

By:

Name:

Title:

GSC CAPITAL CORP. TRS
HOLDINGS, INC.

By:

Name:

Title:

GSCP (NJ), L.P., as Collateral Manager

By:

Name:	David L. Goret

Title:	Managing Director and Secretary

[Signature Page to Amended and Restated Warehouse Agreement]

ANNEX A – ELIGIBILITY CRITERIA

Terms used in this Annex A but not otherwise defined in this Agreement have the respective meanings given to such terms in Annex B hereto.

Unless the following criteria are amended or Goldman Sachs, the Collateral Manager and GSCC otherwise agree by mutual consent in writing, a Collateral Debt Obligation will be eligible for purchase by the Issuer hereunder or GSI under the Forward Purchase Agreement if, at the time it is purchased or, if earlier, the time the Issuer (or the Collateral Manager on its behalf) commits or the Collateral Manager requests GSI to commit to purchase such Collateral Debt Obligation, the following criteria (the Eligibility Criteria) are satisfied:

(1)	such obligation or security is a Bond (in the case of GSI) or Loan (in the case of the Issuer); provided that the aggregate par amount of Bonds contained in the Warehouse Portfolio shall not exceed 15% of the Target Amount;

(2)	such obligation or security is not (a) a Defaulted Security or (b) a security whose repayment is subject to material non-credit related risk (for example, catastrophe bonds), as determined in the sole judgment of the Collateral Manager;

(3)	such obligation or security matures no later than December 31, 2017;

(4)	the aggregate par amount of Collateral Debt Obligations with an S&P rating of “CCC+” or lower or a Moody’s rating of “Caa1” or lower contained in the Warehouse Portfolio shall not exceed 15% of the Target Amount;

(5)	if such obligation or security is a Loan, it provides for payments of interest at least quarterly;

(6)	if the Collateral Debt Obligation to be purchased has an attached Equity Security that will be received in connection with such investment, the aggregate principal balance of all such Collateral Debt Obligations after giving effect to such investment is not greater than U.S.$10,000,000;

(7)	with respect to a Collateral Debt Obligation that is a Loan, such obligation or security is a floating rate security and the calculation of the relevant floating rate of interest is determined by reference to the London interbank offered rate; provided that Loans in an aggregate par amount of up to 15% of the Target Amount may be floating rate securities with respect to which the calculation of the relevant floating rate of interest is determined by reference to the prime rate;

(8)	such obligation or security, other than a Bridge Security, does not by its own terms provide for an increase or decrease, after the date of purchase thereof, in the per annum interest rate on such security solely as a function of the passage of time;

(9)	such obligation or security is not a Synthetic Security or a Structured Finance Security;

(10)	after giving effect to such investment, the aggregate principal balance of the Collateral Debt Obligations issued by issuers that fall within the same S&P Industry Classification Group does not exceed 15% of the then- applicable Target Amount;

(11)	after giving effect to such investment, the aggregate principal balance of the Collateral Debt Obligations issued by issuers that fall within the same Moody's Industry Classification Group does not exceed 15% of the then- applicable Target Amount;

(12)	after giving effect to such investment, the aggregate principal balance of all Collateral Debt Obligations then contained in the Warehouse Portfolio issued by any single issuer and its Affiliates (except that, for purposes of this clause (12), affiliation will not result from common ownership by a common financial sponsor) does not exceed 2.5% of the Target Amount; provided that any three single issuers or obligors (together with their respective Affiliates) may each represent up to 3.0% of the Target Amount;

(13)	such obligation or security is issued by, or constitutes an obligation of, an issuer or obligor organized or incorporated under the laws of the United States (or any state thereof);

(14)	after giving effect to such investment, the aggregate Commitment Amount of all Revolving Loans and Delayed Drawdown Securities constituting part of the Warehouse Portfolio does not exceed 7.5% of the then- applicable Target Amount;

(15)	such obligation or security is (a)(i) in registered form for U.S. Federal income tax purposes or (ii) in the case of a non-U.S. obligor, such obligation or security is held through a financial institution within the meaning of Treasury regulation section 1.165-12(c)(3) and (b) it (and, if it is an interest in a trust treated as a grantor trust for U.S. Federal income tax purposes, each of the obligations or securities held by such trust) was issued after July 18, 1984;

(16)	the holder will receive payments due under the terms of such obligation or security and proceeds from disposing of such obligation or security free and clear of withholding tax, other than withholding tax as to which the obligor or issuer must make additional payments so that the net amount received by the Issuer after satisfaction of such tax is the amount due to the Issuer before the imposition of any withholding tax; and

(17)	such obligation or security is purchased at a price not less than 90% of its par amount.

For the purposes of determining whether the Eligibility Criteria are satisfied with respect to the purchase of any Collateral Debt Obligation, the “aggregate principal balance” of any Collateral Debt Obligation that is a Revolving Loan or Delayed Drawdown Security shall be its Commitment Amount.

ANNEX B – CERTAIN DEFINITIONS

Bond means any obligation that (a) constitutes “Borrowed Money” and (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any thereof evidencing a Loan or a participation interest in a Loan).

Borrowed Money means any obligation (whether present or future, contingent or otherwise) for the payment or repayment of money in respect of borrowed money (which term shall include, without limitation, deposits and reimbursement obligations arising from drawings pursuant to letters of credit).

Bridge Security means any obligation or security that is a debt obligation incurred in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a person or entity, restructuring or similar transaction, which debt obligation by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (other than any additional borrowing or refinancing if one or more financial institutions shall have provided the issuer of such debt obligation with a binding written commitment to provide the same).

Code means the United States Internal Revenue Code of 1986, as amended.

Collateral Debt Obligation means a Loan or a Bond; provided that in no event will Collateral Debt Obligations include:

(i)	any obligation or security that does not provide for a fixed amount of principal payable in cash no later than its stated maturity;

(ii)	any obligation or security that is not eligible under the instrument or agreement pursuant to which it was issued or created to be purchased by, or transferred to, the Issuer (and, in the case of a Loan, in which a participation interest therein may be transferred to GSCP pursuant to the Participation Agreement) and pledged to the trustee under the indenture pursuant to which the Offered Securities will be issued;

(iii)	any obligation or security whose rating by Standard & Poor’s includes the subscript “r” or “t”;

(iv)	any obligation or security denominated in, or convertible into an obligation or security denominated in, a currency other than U.S. dollars;

(v)	any obligation or security (other than a Revolving Loan or Delayed Drawdown Security) that requires the purchaser thereof to make future advances to the borrower under the instrument or agreement pursuant to which such obligation or security was issued or created (exclusive of advances made to protect or preserve rights against the borrower or to indemnify an agent or representative for lenders pursuant to any such instrument or agreement);

(vi)	any obligation or security that is an Equity Security, other than (x) one that is received with respect to any Collateral Debt Obligation or purchased as part of a “unit” with any Collateral Debt Obligation (an Equity Kicker) or (y) any security received in exchange for a Defaulted Security upon foreclosure, exercise of remedies or in a distressed exchange, which security does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal (an Equity Workout Security)); provided that if the Equity Kicker or Equity Workout Security is a United States real property interest within the meaning of section 897 of the Code, it shall be promptly sold or otherwise disposed of by the Issuer; or

(vii)	any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof.

Delayed Drawdown Security means a Loan that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Loan was issued or created, (b) specifies a maximum aggregate amount of such future advances that may be borrowed prior to a specified commitment termination date and (c) does not permit the re-borrowing of any amount previously repaid; provided that, on the date that all commitments by the holder thereof to make advances to the borrower under such Delayed Drawdown Security expire or are terminated or reduced to zero, such Loan shall cease to be a “Delayed Drawdown Security”.

Equity Security means any security other than a security that entitles the holder thereof to receive both periodic payments of interest on a stated principal amount and the repayment of the entire original principal investment no later than a stated maturity.

Loan means any obligation that (a) constitutes “Borrowed Money”, (b) is secured and is documented by a term loan agreement, revolving loan agreement or other similar credit agreement, (c) by its terms is permitted to be assigned, participated or otherwise transferred to the Issuer (and in which a participation interest therein may be transferred to GSCP pursuant to the Participation Agreement), (d) does not constitute, or is not secured by, margin stock (as such term is defined in

Regulation U promulgated by the Federal Reserve Board), (e) was issued after July 18, 1984 and (f) is in registered form for purposes of the Code.

Moody’s Industry Classification Group means any of the Moody’s industry classification groups.

Revolving Loan means a Loan which provides a borrower with a line of credit against which one or more borrowings may be made to the stated principal amount of such facility and which provides that such borrowed amount may be repaid and re-borrowed from time to time. For avoidance of doubt, a Collateral Debt Obligation no longer shall constitute a Revolving Loan after the Issuer’s commitment to make future advances thereunder has been reduced to zero.

Rule 144A means Rule 144A under the Securities Act.

Securities Act means the United States Securities Act of 1933, as amended.

S&P Industry Classification Group means any of the Standard & Poor’s industry classification groups.

Structured Finance Security means any security or obligation that is issued by a collateralized bond obligation fund or collateralized loan obligation fund or any other asset-backed security that entitles the holder thereof to receive payments that depend primarily on the cashflow from a pool of consumer receivables.

Synthetic Security means any swap, option, forward, trust certificate, credit-linked note or other derivative contract purchased from, or entered into with, a counterparty which swap or other investment provides for return performance and has a probability of default equivalent to a reference obligation having the same remaining average life as such swap transaction or other investment, but which may provide for a different maturity, interest rate or loss in the event of default than such reference obligation.

ANNEX C – CERTAIN ADDITIONAL CRITERIA

Terms used in this Annex C but not otherwise defined in this Annex C or in this Agreement have the respective meanings given to such terms in Annex B hereto.

The following conditions are designed to minimize the risk that the acquisition (including the manner of acquisition) or ownership of a Collateral Debt Obligation could cause the Issuer to be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes. GSC shall be deemed to have observed the restrictions in Section 2(f) as to the manner of acquisition if (after giving effect to clauses (o) and (p), below) the Collateral Manager does not take on behalf of the Issuer or cause the Issuer to take any of the actions specified in clauses (a) through (n) below (except as specifically provided therein):

(a)	commit to purchase or acquire a Collateral Debt Obligation or other asset (each, an Applicable Asset and, together, the Applicable Assets) to the Warehouse Portfolio (A) until after the terms of such Applicable Asset are fully negotiated by a Person that is not Affiliated with or acting on behalf of the Issuer or the Collateral Manager (not including the obligor of such Applicable Asset) and the final legal documentation with respect thereto has been executed and (B) until after the Person from whom the Issuer will purchase such Applicable Asset is legally committed to fund or purchase such Applicable Asset on such terms, provided, that it may commit to purchase an Applicable Asset notwithstanding the foregoing requirements if such Applicable Asset is a When-Issued Loan. A When- Issued Loan shall mean an Applicable Asset that the Issuer (or the Collateral Manager on its behalf) commits to purchase from a Person other than the obligor in respect of such Applicable Asset pursuant to a forward purchase agreement at a fixed price specified therein, provided, that (1) the Issuer (or the Collateral Manager or any Affiliate of the Collateral Manager) makes no commitment to said obligor, (2) the seller of the Applicable Asset is not Affiliated with the Issuer or the Collateral Manager, (3) such purchase occurs no earlier than two (2) days after the later of execution of final legal documentation or the initial funding of such Applicable Asset, (4) the Issuer does not execute any credit agreement or other similar agreement with said obligor in connection with such Applicable Asset prior to the transfer of such Applicable Asset pursuant to such forward purchase agreement or hold itself out as an originator of the loan in respect thereof or participant in the original loan syndicate in respect thereof, (5) the seller of the Applicable Asset is not acting as the Issuer’s agent in connection with such Applicable Asset, and the Collateral Manager understands that such seller will not disclose to said obligor the Issuer’s commitment, in each case, prior to execution of final legal documentation, (6) none of the Issuer, Collateral Manager, any Person Affiliated with or acting on behalf of the Issuer or the Collateral

Manager (other than the obligor of such Applicable Asset), participates in, or has any direct or indirect involvement in, structuring or negotiating the terms of such Applicable Asset, (7) the Issuer’s obligation to purchase such Applicable Asset is subject to the condition that no material adverse change has occurred in the financial condition of said obligor or the relevant market on or before the relevant purchase date, and (8) the Issuer will not hold a loan, directly or indirectly, for or on behalf of, or as nominee for, any bank, and the Issuer will not use funds (other than funds representing proceeds of the sale of Participation Interests to Goldman Sachs) borrowed from a bank on a limited recourse or other basis, the effect of which is to shift the economic benefits or burdens of ownership of an interest in a loan to such bank, to acquire an interest in a loan;

(b)	cause any Applicable Asset to be added to the Warehouse Portfolio if any of the Issuer, the Collateral Manager, any Person Affiliated with or acting on behalf of the Issuer or the Collateral Manager, participated in structuring, or was involved directly or indirectly in negotiating (except as the obligor of such Applicable Asset) the terms of, such Applicable Asset;

(c)	(i) have any discussions with any obligor on an Applicable Asset, except for due diligence purposes after all the material terms and conditions of such Applicable Asset are fixed and binding or (ii) structure or influence the terms of any Applicable Asset, provided, that the Collateral Manager may consent to any amendments, supplements or other modifications of the terms of any Applicable Asset requiring consent after the date on which any such Applicable Asset is acquired by the Issuer if (x) such amendment, supplement or modification is not a Significant Modification or (y) it has received advice of counsel that its involvement in such amendment, supplement or modification will not cause the Issuer to be treated as engaged in a trade or business in the United States or (z) if the reason for the Significant Modification is a default or anticipated default of the obligor that was reasonably not expected when the loan was acquired by the Issuer. As used herein, Significant Modification means any amendment, supplement or other modification that involves (1) a change in the stated maturity or a change in the timing of any material payment of any Applicable Asset (including deferral of an interest payment), that would materially alter the weighted average life of the Applicable Asset, (2) any change involving a material new extension of credit, (3) except in the case of nonrecourse debt, a change in the obligor of any Applicable Asset, (4) a material change in the collateral or security for any Applicable Asset, including the addition or deletion of a co-obligor or guarantor, that results in a material change in payment expectations, (5) in the case of Applicable Assets that are nonrecourse debt instruments, a release, substitution, addition or other alteration of a substantial amount of collateral where such collateral is not fungible or otherwise of a type where the particular units pledged are unimportant; provided that the substitution of a similar commercially available credit enhancement contract is not a Significant Modification, or (6) a change in the recourse or nonrecourse nature of an Applicable Asset;

(d)	purchase any Applicable Asset on terms such that the Issuer receives, directly or indirectly, the benefit of a fee for underwriting services, syndication services, placement services or other services connected with structuring the terms of, marketing or placement of the Applicable Asset (which shall not include any discount or fee for the use of or time value of money or commitment fees);

(e)	purchase any Applicable Asset or other instrument that is an interest in any entity that is not treated as a corporation for U.S. federal income tax purposes unless such interest is properly classified as debt for U.S. federal income tax purposes; provided, however, that the Issuer (or the Collateral Manager on behalf of the Issuer) may purchase interests in a grantor trust if (i) all of the assets of such trust are properly classified as debt for U.S. federal income tax purposes or are cash or incidental Applicable Assets and (ii) either (x) all such debt assets of such trust satisfy eligibility criteria (15) in Annex A or (y) such interests are considered to be in registered form in accordance with Treasury regulation section 1.163-5T (or applicable successor provision);

(f)	purchase any interest in one or more loans by banks or other financial institutions (Bank Loans), if the documents relating to such Bank Loan provide that only banks may hold an interest in such Bank Loan;

(g)	purchase any interest in a Bank Loan whose documents would hold out the Issuer as an initial lender;

(h)	purchase any Revolving Loan or Delayed Drawdown Security unless (i) one or more advances thereunder have already been made or (ii) the Revolving Loan or Delayed Drawdown Security, as the case may be, may not be transferred without the associated term loan, and the associated term loan may not be transferred without the associated Revolving Loan or Delayed Drawdown Security, absent consent of the obligor which consent has not been granted (whether formally or informally) as of the date of the purchase. All of the terms of any advance required to be made by the Issuer will be fixed as of the date of the Issuer’s purchase (or determinable under a formula that is fixed as of such date), and such Revolving Loan or Delayed Drawdown Security may not permit the Issuer to have any discretion as to whether to make advances thereunder. However, the fact that certain advances under such Revolving Loan or Delayed Drawdown Security may be made under optional bidding procedures will not disqualify a Revolving Loan or Delayed Drawdown Security from purchase by the Issuer so long as the Issuer does not exercise any such option;

(i)	purchase any Applicable Asset that is a “United States real property interest” as defined in section 897 of the Code and the Treasury regulations promulgated thereunder;

(j)	(i) buy and sell securities except for its own account or buy or sell securities for or on behalf of another person; (ii) hold any security as nominee for another person; or (iii) buy and hold securities except solely for investment with the expectation of realizing a profit from income earned on the securities and/or any rise in their value during the interval of time between purchase and sale; provided that the Issuer will buy and sell securities only through a broker-dealer or a financial institution; provided, however, that transactions may be executed as part of concurrent authorizations to purchase or sell the same security for other accounts served by the Collateral Manager or its Affiliates. When these concurrent transactions occur, the objective of the Collateral Manager (and any of its Affiliates involved in such transactions) shall be to allocate executions among the accounts in an equitable manner.

(k)	(i) act, or hold itself out, as a middleman, or as a retailer or wholesaler of any security; (ii) perform services, or hold itself out as willing to perform services, for any person; (iii) buy securities to subdivide them and sell the components or buy securities and sell them with different securities as a package or unit, except for occasional transactions in the event of changes in circumstances after the acquisition (however, in no case will it make a practice of subdividing and selling components of securities or hold itself out as doing so); (iv) make a market in any security, or hold itself out as a market-maker or as willing to buy or sell any security regardless of price; (v) charge or earn a commission on any purchase or sale of a security; or (vi) have or seek customers for its securities. The Issuer is not regulated as a broker or a dealer in any jurisdiction, and will not apply for a license to operate as a broker or a dealer in any jurisdiction; will not hold itself out as a broker or a dealer or in any other manner as ready to enter into trades (either purchases or sales of securities or other property) at the request of others; and will not represent to any person that it is a dealer in securities (or any other property);

(l)	hold itself out as being willing to enter into either side of, or to offer to enter into, assume, offset, assign or otherwise terminate positions (other than in respect of entering into any single side position for its own account) in (i) interest rate, currency, equity, or commodity swaps or caps or (ii) derivative financial instruments (including options, forward contracts, short positions, and similar instruments) in any commodity, currency, share of stock, partnership or trust, note, bond, debenture or other evidence of indebtedness, swap or cap;

(m)	(i) register as or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as a bank, insurance company or finance company; or (ii) be treated as a bank, insurance company or finance company for purposes of (a) any tax, securities law or other filing or submission made to any governmental authority, (b) any application made to a rating agency or (c) qualification for any exemption from tax, securities law or any other legal requirements; or

(n)	(i) hold itself out to the public as a bank, insurance company or finance company; or (ii) hold itself out to the public, through advertising or otherwise, as originating loans, lending funds, or making a market in loans or other assets.

(o)	Notwithstanding the foregoing, clauses (a) through (h) shall not apply if the Issuer obtains an opinion of nationally-recognized tax counsel having experience in such matters that the action specified in such clauses will not cause the Issuer to be engaged in a trade or business in the United States for United States federal income tax purposes.

(p)	Notwithstanding any contrary provisions of clauses (a) and (b) above regarding transactions with Affiliates of the Collateral Manager, the Issuer may purchase (or commit to purchase) from, negotiate with and sell to, Affiliates of the Collateral Manager (other than the Collateral Manager or Persons acting on behalf of the Issuer) if those activities could otherwise be completed with persons who are not Affiliates of the Collateral Manager in accordance with this Annex C and if:

(i)	the portions of the loan that are purchased as a Collateral Debt Obligation, sold to Affiliates or retained by Affiliates do not exceed the total principal amount of the original loan sold substantially contemporaneously to one or more Persons who are not Affiliates of the Collateral Manager on terms and conditions substantially the same as those pursuant to which the Issuer is to purchase;

(ii)	the Issuer purchases no more than 33 percent of the total principal amount of such loan;

(iii)	such Affiliate is an Affiliate (A) which is a separate legal entity that is operated independently of the Collateral Manager from time to time and is not a disregarded entity of the Collateral Manager for U.S. federal income tax purposes, (B) whose personnel are not managed by and who do not report to the personnel of the Collateral Manager and (C) whose personnel are not compensated based upon the performance of the Collateral Manager;

(iv)	either (A) there have been no direct or indirect communications whatsoever between the Issuer or the Collateral Manager, on the one hand, and such Affiliate, on the other, with respect to such loan prior to the earlier of (x) the date on which all the material economic terms of such loan are fully fixed, and (y) the date on which the final documentation of such loan is executed, or (B) the purchase of such portion of such loan by the Issuer is at arm’s length and takes place at least thirty (30) days after the date on which occurs the later of (x) the execution of final documentation of such loan and (y) the funding in whole or part of such loan; and

(v)	the obligor of such loan is not Affiliated with the Collateral Manager.

ANNEX D – FORM OF LOAN TRANSACTION SCHEDULE

LOAN TRANSACTION SCHEDULE

     AGREEMENT, dated as of _______________, 200_, by and between GSC CAPITAL CORP. LOAN FUNDING 2005-1 (“Issuer”) and GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”).

     Reference is made to that certain Amended and Restated Warehouse Agreement dated as of August 2, 2005, by and among Issuer, GSCP, Goldman Sachs International, GSCP (NJ), L.P. and GSC Capital Corp. TRS Holdings, Inc. (“GSCC”) (as further amended, supplemented or modified from time to time, the “Warehouse Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Warehouse Agreement.

     This Loan Transaction Schedule shall be deemed to be a Loan Transaction Schedule as described in the Warehouse Agreement and with respect to the sale by Issuer to GSCP of a participation interest in certain Collateral Debt Obligations described in the Attachment(s) hereto.

     As set forth in Section 2(b) of the Warehouse Agreement, the applicable terms and conditions of the Warehouse Agreement shall be deemed incorporated herein.

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Loan Transaction Schedule this _____ day of _____________, 200_.

GSC CAPITAL CORP. LOAN FUNDING
2005-1

By:

Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS
L.P.

By:

Name:
Title:

Attachment to
Loan Transaction Schedule, dated as of ____________________, 200_, by and between GSC Capital Corp. Loan Funding 2005-1 and
Goldman Sachs Credit Partners L.P.

Item 1.	Credit Agreement:

Agent:

Borrower:

Item 2.	Underlying Instrument: The [Credit] [Loan] Documents (as defined in the Credit Agreement), and all other documents and agreements under which the Loan or any part thereof has been created and all material documents and agreements relating thereto, and all amendments, waivers and consents thereto. The form of assignment and acceptance agreement contemplated by the Credit Agreement shall be substantially in the form specified in the Credit Agreement.

Item 3.	Commitments:

Funded Amounts:

Unfunded Commitments:

Item 4.	Initial Purchase Price: ([ _____]%)

Item 5.	Seller:

Item 6.	Seller's Wire Transfer Instructions:
Amount: $
To:
Acct. Name:
Acct. No.:
Reference:

Item 7.	Trade Date:

Item 8.	Miscellaneous:

Item 9.	Funding Request: [form attached].

[FORM OF]

FUNDING REQUEST [Name of Collateral Debt Obligation]

     Reference is made to that certain Amended and Restated Warehouse Agreement dated as of August 2, 2005, by and among GSC Capital Corp. Loan Funding 2005-1 (“Issuer”), Goldman Sachs Credit Partners L.P. (“GSCP”), Goldman Sachs International, GSCP (NJ), L.P. and GSC Capital Corp. TRS Holdings, Inc. (“GSCC”) (as further amended, supplemented or modified from time to time, the “Warehouse Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Warehouse Agreement.

     This Funding Request shall be deemed to be a Funding Request as described in the Loan Transaction Schedule with respect to the sale by Issuer of a Participation Interest in certain Loans described in the Attachment(s) hereto. [Also attached hereto is the funding notice obtained by Issuer from the seller of such Loan describing, among other things, the interest rate contracts (if any) applicable to the related Loan.]

     Issuer represents and warrants to GSCP that all conditions precedent to the purchase of the Loan have been satisfied under the Warehouse Agreement and the related purchase and sale documents. Issuer hereby requests that GSCP pay the initial purchase price of [$__________] to [Seller].

     IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Funding Request this _____ day of __________, 200_.

GSC CAPITAL CORP. LOAN FUNDING
2005-1

By:

Name:
Title:

ANNEX E – FORM OF LOAN SALE SCHEDULE

LOAN SALE SCHEDULE

     Reference is made to that certain Amended and Restated Warehouse Agreement dated as of August 2, 2005, by and among GSC Capital Corp. Loan Funding 2005-1 (“Issuer”), Goldman Sachs Credit Partners L.P., Goldman Sachs International, GSCP (NJ), L.P. and GSC Capital Corp. TRS Holdings, Inc. (“GSCC”) (as further amended, supplemented or modified from time to time, the “Warehouse Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Warehouse Agreement.

     This Loan Sale Schedule shall be deemed to be a Loan Sale Schedule as described in the Warehouse Agreement and with respect to the sale by Issuer of certain Loans described in the Attachment(s) hereto.

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Loan Sale Schedule this _____ day of __________, 200_.

GSC CAPITAL CORP. LOAN FUNDING
2005-1

By:

Name:
Title:

[[If Required] GOLDMAN SACHS
CREDIT PARTNERS L.P.

By:

Name:
Title: ]

Attachment to
Loan Sale Schedule, dated as of ____________________, 200_

Item 1.	Credit Agreement:

Agent:

Borrower:

Item 2.	Commitments Sold:

Funded Amounts of Sold Loan:

Unfunded Commitments:

Item 3.	Purchase Price: ([_____]%)

Item 4.	Buyer:

Item 5.	Trade Date:

Item 6.	Miscellaneous: